Exhibit 5.1

MCMURDO LAW GROUP, LLC Matthew C. McMurdo | 917 318 2865 | matt@nannaronelaw.com	1185 Avenue of the Americas 3rd Floor New York, NY 10036

July 20, 2017

GLOCORP INC.

100.3.037, 129 Offices,

Block J, Jaya One,

No. 72A, Jalan Universiti,

46200 Petaling Jaya

Selangor, Malaysia.

 Re:    Registration Statement on Form S-1/A

Ladies and Gentlemen:

I am counsel for Glocorp, Inc., a Nevada corporation (the “Company”), in connection with the proposed offering by certain selling shareholders (the “Selling Shareholders”) of the Company under the Securities Act of 1933, as amended, of up to 300,000 Shares of its common stock, $0.001 par value per share (“Common Stock”), under the Securities Act of 1933, as amended, through a Registration Statement on Form S-1/A (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1)     Articles of Incorporation, of the Company as filed with the Secretary of State of Nevada;

(2)     By-laws of the Company;

(3)     Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4)     Board of Directors resolution approving the Offering pursuant to Regulation S of the Act and registration of the Shares on the Registration Statement;

(5)     A certificate of good standing of the Company issued by the Secretary of State of the State of Nevada dated June 30, 2015;

(6)     Subscription agreements from each of the Selling Shareholders;

(7)     The Registration Statement and the prospectus contained within the Registration Statement; and

(8)     The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 300,000 Shares of Common Stock being offered by the Company under the Registration Statement are legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

/s/ Matthew McMurdo, Esq.
Matthew McMurdo, Esq.